Exhibit 4.1

                         AFFINITY TECHNOLOGY GROUP, INC.
                    8807-A Two Notch Road, Columbia, SC 29223

September 12, 2006

Investor
Address
City, State Zip Code

Dear Investor,

This letter is being delivered in connection with the consummation of the transaction contemplated by that certain Amended and Restated Convertible Note Purchase Agreement (the "Purchase Agreement") among Affinity Technology Group, Inc. ("Affinity") and the addressee of this letter, among others. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

As additional consideration for you to enter into the Purchase Agreement, Affinity hereby agrees and covenants as follows:

Affinity shall: (i) on or before January 31, 2007 prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement with respect to the Common Stock issuable upon conversion of the Notes (the "Registrable Securities"); (ii) use its best efforts to cause such registration statement to become effective; (iii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and the rules thereunder with respect to the disposition of all securities covered by such registration statement; (iv) use its best efforts to maintain the continued effectiveness of such registration statement for at least one hundred and eighty days from and after the date of effectiveness; (v) furnish to each holder of Registrable Securities, without charge, such number of copies of the registration statement, any pre-effective or post-effective amendment thereto, the prospectus, including each preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act, and such other related documents as any holder of Registrable Securities may reasonably request in order to facilitate the disposition of Registrable Securities held by such holder; (vi) use its best efforts (A) to register and qualify the securities covered by such registration statement under such other securities or "Blue Sky" laws of such states where an exemption from registration is not available and as shall be reasonably requested by any holder and (B) to obtain the lifting of any suspension of the qualification (or exemption from qualification) of the offer and sale of any of the Registrable Securities in any state, at the earliest possible moment.; (vii) promptly notify all holders of Registrable Securities of any stop order issued or threatened to be issued by the Commission in connection therewith and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered; (viii) use its best efforts to cause the Registrable Securities covered by such registration statement (A) to be registered for listing or qualification on any national securities exchange or interdealer quotation system on which the Common Stock of Affinity is then listed or qualified.

                                                 Affinity Technology Group, Inc.
                                                 By: /s/ Joseph A. Boyle
                                                 Name:  Joseph A. Boyle
                                                 Title: Chief Executive Officer